MANUFACTURING AND JOINT DISTRIBUTION
                             MERCHANDISING AGREEMENT


         This MANUFACTURING AND JOINT DISTRIBUTION MERCHANDISING AGREEMENT (THIS "AGREEMENT") is made and entered into as of September 1, 1996 by and between SONY SIGNATURES INC., A DELAWARE CORPORATION ("SIGNATURES"), and LIBERTY MINT, a Utah corporation.("Distributor").

                                    RECITALS

         A. Signatures is in the business of, among other things, manufacturing and selling, and licensing others to manufacture and sell, merchandise embodying the name and/or image of musical artists.

         B. Distributor is in the business of, among other things, manufacturing and selling commemorative coins, primarily through wholesale and catalog channels of distribution.

         C. Signatures has the ability to sell merchandise embodying the name and/or image of musical artists through unique channels of distribution, including at venues where such artists are performing (either directly or through a program insert or handout), CD inserts, and various affiliated websites.

         D. The parties hereto desire to establish terms and conditions of a manufacturing and joint distribution arrangement under which Signatures and Distributor will manufacture, use and sell Articles (as defined herein) in the manner provided herein.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

        1. DEFINITIONS. Capitalized terms used in this Agreement without definition shall have the meanings ascribed to them in Paragraph 15, unless the context indicates otherwise.

        2.    GRANT OF RIGHTS.

         2.1 Signatures hereby grants to Distributor, and Distributor hereby accepts, the exclusive right in the Domestic Territory and the non-exclusive right in the International Territory to utilize during the Term the Proprietary Subject Matter solely on or in connection with the manufacture and sale of Articles, subject to the terms and conditions hereunder.

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         2.2  Distributor's  rights and  obligations  hereunder  are personal to
Distributor and shall not be sublicensed, assigned, mortgaged or otherwise transferred or encumbered by Distributor or by operation of law, unless otherwise previously agreed in writing by Signatures.

         2.3 Specifically, Distributor shall not be entitled to sublicense the right to manufacture ARTICLES TO ANY THIRD PARTY ("SUPPLIER"), in whole or in part, without Signatures' prior written consent. If such consent is granted by Signatures, Distributor represents and warrants that it shall familiarize each such Supplier with the terms and conditions of this Agreement as they apply to such Supplier. In addition, Distributor acknowledges and agrees that Distributor's use of any such Supplier shall in no way derogate from or relieve Distributor of any of its obligations under this Agreement. Distributor further acknowledges and agrees that it shall be responsible and primarily liable for all activities and obligations of all such Suppliers with respect to the Articles. Furthermore, if Signatures so requests, Distributor shall cause each such Supplier to sign an agreement with Distributor for the manufacture of the Articles, in whole or in part, in a form satisfactory to Signatures.

3.    TERM.

         3.1,  THE TERM OF THIS  AGREEMENT  (THE  "TERM")  shall  commence as of
September 1, 1996 and end on August 31, 1999, unless sooner terminated as provided herein.

         3.2 Notwithstanding anything to the contrary contained in Paragraph 3.1, Signatures shall have the right to terminate this Agreement as of October 1, 1997 if Distributor has not sold a sufficient number of Articles during the period September 1, 1996 through August 31, 1997 to have generated at least Three Hundred Thousand Dollars ($300,000) of gross sales. In order to exercise this right, Signatures must provide Distributor with written notice of its intention to exercise such right no later than September 30, 1997.

         3.3 Notwithstanding anything to the contrary contained in Paragraph 3.1, Signatures shall have the right to terminate this Agreement as of October 1, 1998 if Distributor has not sold a sufficient number of Articles during the period September 1, 1997 through August 31, 1998 to have generated at least Six Hundred Thousand Dollars ($600,000) of gross sales. In order to exercise this right, Signatures must provide Distributor with written notice of its intention to exercise such right no later than September 30, 1998.

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4.   PAYMENTS:

     4.l Distributor shall pay Signatures and, as applicable, Signatures shall pay Distributor, and amount equal to fifty percent (50%) of the Net Profit therefrom. In no event will Signatures be liable to Distributor for any Net Losses, and in no event may any Net Losses be used to offset any Licensor Royalties to be paid hereunder. Notwithstanding the foregoing, Net Losses may be carried forward by Distributor during the Term to offset Net Profit.

     4.2 Signatures' share of the Net Profits as set forth in Paragraphs 4.1 shall be referred to as "ROYALTIES." Royalties hereunder shall accrue when the Articles are sold, shipped, distributed, billed and/or paid for, whichever occurs first.

     4.3 In addition to the applicable Royalties, under all circumstances, Distributor shall pay Signatures an amount equal to the applicable Licensor Royalties.

5.   ACCOUNTING; AUDITING.

     5.1 DISTRIBUTOR SHALL (I) RENDER ROYALTY REPORTS ("ROYALTY REPORTS") to Signatures on a quarterly basis within thirty (30) days after the close of each calendar quarter during the Term hereof, whether or not any payment is shown to be due to Signatures thereunder, and (ii) remit payments due Signatures, if any, along with such Royalty Reports. In addition, to Royalties, such payments due Signatures shall include Licensor Royalties and the reimbursement of expenses incurred by Signatures which are deducted from the calculation of Net Profits. If the Territory covers more than one country, Royalty Reports shall be prepared on a country-by-country basis. Royalties shall be paid in U.S. Dollars and acceptance thereof by Signatures shall not preclude Signatures from questioning the correctness of same at any time. All Royalties shall be made without set-off of any amount whatsoever, whether based upon any claimed debt or liability of Signatures to Distributor. All Royalties and Royalty Reports (which shall be on statement forms to be furnished by Signatures to Distributor) shall be sent to:
Sony  Signatures  Inc.,  Two Bryant  Street,  San  Francisco,  CA 94105,  Attn.:
Accounting.

     5.2 Distributor shall keep and maintain accurate books of account and records covering all transactions relating to this Agreement. Signatures shall be entitled to (i) audit such books and records once during each calendar year, upon five (5) days prior written notice to Distributor, and (ii) make copies arid summaries of such books and records. All such books of account and records shall be retained

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by Distributor for a minimum of three (3) years after  expiration or termination of this Agreement. If Signatures' duly authorized representative discovers a deficiency in the Royalties paid to Signatures for ANY PERIOD UNDER AUDIT, (AN "AUDIT DEFICIENCY"), Distributor shall promptly pay such Audit Deficiency to Signatures and, if such Audit Deficiency is five percent (5%) or more of the Royalties paid to SIGNATURES FOR SUCH AUDIT PERIOD, DISTRIBUTOR SHALL ALSO REIMBURSE SIGNATURES FOR ALL costs and expenses incurred by Signatures in connection with such audit (including, without limitation, reimbursement of Signatures' overhead expenses in an amount equal to what the reasonable expenses would have been if such services were performed by third-party auditors in the event Signatures uses its in-house auditors to examine Distributor's books and records).

     5.3 Without prejudice to any other rights of Signatures hereunder, time is of the essence regarding all payments due hereunder and Distributor shall pay interest on any Audit Deficiency, as well as on all delinquent Royalty payments hereunder, at two percent plus the "prime rate" established by the Bank of America in San Francisco, compounded daily at the rate from time to time in effect and calculated from the date on which such payment was due.

     5.4 Royalties shall be credited to Signatures' account and paid to Signatures in U.S. Dollars at the exchange rate received by Distributor at the time of conversion. If Distributor is required by law to pay a tax on the applicable Licensor's behalf due to the earnings or liability of such Licensor in the Territory, Distributor may deduct the full amount of such tax from any moneys payable to Signatures. After any such deduction or advance, Distributor shall provide Signatures with tax certificates in the applicable Licensor's name for such amount.

6.   COPYRIGHT: TRADEMARKS.

         6.1 Distributor's use of the Proprietary Subject Matter shall inure exclusively to the benefit of Signatures and the Licensor for which such Proprietary Subject Matter relates and Distributor shall not acquire any rights therein. All ownership, copyrights, trademarks and other rights in the Proprietary Subject Matter, and in all artwork, packaging, copy, literary text, advertising material and promotion material of any sort utilizing the
Proprietary Subject Matter, including all such material developed by Distributor, shall vest with Signatures and title thereof shall be in the name of Signatures or its designee. All such items and all Articles shall bear the copyright and trademark notices and any other legal notices which Signatures may from time to time prescribe.

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      6.2 Distributor  recognizes the value of the goodwill  associated with the
Proprietary Subject Matter, and that the Proprietary Subject Matter has acquired secondary meaning in the mind of the public. Distributor agrees, during the T'erm and thereafter, never to contest the rights of any Licensor or Signatures in such Proprietary Subject Matter or the validity of the license herein granted to it. DISTRIBUTOR SHALL NOT AT ANY TIME APPLY FOR any registration of any copyright, trademark or other designation which would affect any Licensor's ownership of, or Signatures' rights to, the Proprietary Subject Matter nor file any document with any governmental authority to take any action which would affect any Licensor's ownership of, or Signatures' rights to, the Proprietary Subject Matter, or assist anyone else in doing so. Distributor further agrees that it shall not at any time use and/or authorize the use of any configuration,
trademark,   trade  name  or  other  designation   confusingly  similar  to  the
Proprietary Subject Matter.

     6.3  Distributor  shall  assist  Signatures,  at  Signatures'  request  and expense, in the procurement and maintenance of each Licensor's and/or Signatures' rights in the Proprietary Subject Matter (including trademark and copyright protection). In connection therewith, Distributor shall, without limitation, execute and deliver to Signatures in such form as Signatures may reasonably request, all instruments necessary to (i) effectuate copyright and trademark protection, (ii) record Distributor as a registered user of any trademarks pursuant to this Agreement, or (iii) cancel any such registration.
Signatures makes no warranty or representation that trademark or copyright protection shall be secured in the Proprietary Subject Matter.

     6.4 Signatures and Distributor shall cooperate to ensure that third parties may not unlawfully infringe on or imitate the Proprietary Subject Matter or engage in any acts of unfair competition involving the Proprietary Subject Matter. Each party shall promptly notify the other of any such infringements, imitations, or acts by third parties that comes to its attention. Signatures shall have the exclusive right, exercisable at its sole discretion, to institute in its own name and/or Distributor's name and to control, all actions against third parties relating to a Licensor's copyrights and trademarks in the Proprietary Subject Matter, at Signatures' expense. Signatures shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such suits. If Signatures does not institute such an action, Distributor may initiate and prosecute any claims or suits in its name and/or, with Signatures' prior approval, in Signatures' name, to enjoin such infringement and to recover damages based thereon. Distributor shall keep Signatures informed of all material developments and events relating to such action. Signatures shall also have the right to participate in any action initiated by Distributor. No claim or action instituted by Distributor shall be settled without the approval of Signatures. In the event- that any sums are recovered from prosecution

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or settlement of a claim or suit initiated by Distributor, Distributor shall pay
Signatures fifty percent (50%) of the recovery, after deduction of costs and expenses, including attorneys' fees. To the extent costs and expenses of the prosecution or settlement of a claim or suit initiated by Distributor exceeds any recovery, or in the event there is no recovery, then Distributor shall bear all of such expenses.

7.   INDEMNIFICATION

     7.1 Signatures shall indemnify and hold harmless Distributor and its parent, subsidiaries, affiliates, officers, directors, representatives, employees and agents from and against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorney's fees and court costs) arising solely out of or in connection with Distributor's use of the Proprietary Subject Matter as authorized hereunder; provided, however, that Distributor shall notify Signatures in writing within ten (10) days after Distributor receives notification of any claim or suit relating to the Proprietary Subject Matter; provided, further, however, that the failure to so notify Signatures shall not relieve Signatures from any liability under this Paragraph 7.1 unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of Signatures. The foregoing indemnity shall not be construed to cover any claim with respect to which Distributor has committed to indemnify Signatures under Paragraph 9.2 below. In no event shall Signatures be liable for any consequential damages or loss of profits which Distributor may suffer arising out of same. Signatures shall have the option to undertake and control the defense and settlement of any such claim or suit and Distributor shall cooperate fully with Signatures in connection therewith; provided, however, that in no event shall any such claim affecting the rights of Distributor be settled without the prior written consent of Distributor, such consent not to be unreasonably withheld. In the event Signatures does not exercise its option to undertake and control the defense and settlement of any such claim or suit, then Distributor shall have the right to defend any such action with attorneys of its own selections.

         7.2 During and after the Term hereof, Distributor shall indemnify and hold harmless Signatures and each Licensor, and their respective parents, subsidiaries, affiliates, officers, directors, representatives, employees and agents, and all persons whose names and/or likenesses are licensed hereunder from and against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorney's fees and court costs) arising out of or in connection with (i) the design, manufacture, packaging, distribution, shipment, advertising, promotion, sale or exploitation of the Articles, and (ii) any breach of any representation or warranty made by Distributor

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hereunder.  Without  limiting the  generality  of the  foregoing,  Distributor's indemnity shall specifically apply to claims relating to or based upon defects in the Articles, ' whether hidden or obvious, and despite Signatures' approval of the Articles " it being agreed that any governmental order of recall or injunction against distribution and/or sale (other than any injunction arising out of Signatures' breach of any warranty hereunder) shall, as between Distributor and Signatures, be deemed conclusive proof of such defect for purposes of invoking Distributor's indemnity hereunder. Signatures shall notify Distributor in writing within ten (10) days after it receives notification of any claim or suit relating to the Proprietary Subject Matter; provided, however, that the failure to so notify Distributor shall not relieve Distributor from any liability under this Paragraph 7.2 unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of Distributor. The foregoing indemnity shall not be construed to cover any claim with respect to which Signatures has committed to indemnify Distributor under Paragraph 9.1 above. In no event shall any such claim affecting the rights of Licensor or Signatures be settled without the prior written consent of Signatures, such consent not to be unreasonably withheld. At Signatures' option and expense, Signatures shall have the right to defend any such action with attorneys of its own selection.

8. INSURANCE. Distributor shall at all times while this Agreement is in effect and for three (3) years thereafter, obtain and maintain at its own expense, from a qualified insurance carrier, first and third party insurance, including, without limitation, products and contractual liability coverage, which includes as additional insureds each Licensor and Signatures, and their respective parents, subsidiaries, affiliates, officers, directors, employees, representatives and agents. The amount of coverage shall be a minimum of One Million ($1,000,000) combined single limit (with no deductible amount) for each single occurrence for personal injury, bodily injury and/or property damage. The policy shall provide for thirty (30) days written notice to Signatures from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. tjpon execution of this Agreement, Distributor shall furnish Signatures with a certificate of insurance issued by the carrier evidencing same. In no event shall Distributor manufacture, advertise, distribute or sell any Articles prior to Signatures' receipt of such certificate of insurance.
9.    ARTWORK; APPROVALS; SAMPLES; QUALITY CONTROL.

         9.1 For each individual Property, promptly after receipt of promotional materials and/or photographs, designs, materials, film, and artwork embodying the Proprietary Subject Matter ("ARTWORK") therefor, Distributor shall notify Signatures

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 if  it  does  not  intend  to  manufacture  and  Articles  embodying  such  the
Proprietary Subject Matter relating to such Property. In the event Signatures receives .such notification, then the exclusive right and license granted to Distributor pursuant to Paragraph 2.1 shall, with respect to such Licensor's
Proprietary Subject Matter and/or product category or categories of Articles, terminate and Distributor shall have no rights with respect thereto. As a result, in such event, Signatures shall be entitled to license the same to any other person or entity without any liability to Distributor whatsoever. Distributor shall indemnify Signatures for any losses it suffers arising out of Distributor's failure to timely notify Signatures as hereinabove provided.

        9.2 Distributor shall have the right to create, or have a third-party create, artwork in original form and/or artwork derived from Artwork, which includes the Proprietary Subject Matter for use on the ARTICLES ("DISTRIBUTOR ORIGINAL AND DERIVATIVE ARTWORK"). All intellectual property rights (including but not limited to copyright) in Distributor Original and Derivative Artwk)rk shall be owned by Signatures; provided, however, that Distributor shall leave a non-exclusive license to copy and use such Distributor Original and Derivative Artwork for the purposes specified in this Agreement. If Distributor engages any third parties who are not employees of Distributor to make any contribution to the invention or creation of any Distributor Original and Derivative Artwork so that such third parties might be deemed "authors" or "inventors" of such artwork or designs (as such terms are used in present or future United States copyright and or patent statutes or judicial decisions), then Distributor shall obtain from all such parties, and furnish to Signatures, a full assignment of rights in and to such artwork and/or designs (free and clear of any and all claims or rights of any nature) vesting same in Signatures.

        9.3 All Articles and all artwork (whether Artwork or Distributor Original and Derivative Artwork), copy, packaging, literary text and all promotional material related to the Articles, including the QUALITY AND STYLE THEREOF (COLLECTIVELY "MATERIALS"), shall be subject to Signatures' discretionary approval at all stages of development and production. Distributor may not manufacture, use, offer for sale, sell, advertise, ship or distribute any Articles or packaging and/or promotional material related thereto, without Signatures' prior written approval. For each Property, promptly after receipt of Artwork therefor, Distributor shall, at its own cost, furnish to Signatures for preliminary approval, one (1) PROTOTYPE OF EACH ARTICLE ("PROTOTYPE") and/or one
(1) drawing or rough cut of each Article and MATERIAL (COLLECTIVELY "PRELIMINARY ARTWORK"), as applicable. All such Prototypes and/or Preliminary Artwork shall be sent to: Sony Signatures Inc., Two Bryant Street, San Francisco, CA 94105,
Attn.: Gladys Ng. In the event that, for any particular Property, Preliminary Artwork relating thereto is not promptly furnished

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to  Signatures,  then,  the exclusive  right and license  granted to Distributor pursuant to Paragraph 2.1 shall, with respect to such Property, become a non-exclusive right and license. Signatures shall promptly notify Distributor as to whether Signatures has approved or disapproved such Prototype and/or Preliminary Artwork, it being understood by Distributor that each Prototype and/or Preliminary Artwork may be subject to the approval of the applicable Licensor. Any changes required by Signatures to any such Prototypes and/or Preliminary Artwork which have been disapproved by Signatures, shall be made by Distributor. Thereafter, Distributor shall submit final samples of all Articles and Materials to Signatures for filial approval. With respect to all such samples which have received Signatures' final approval, Distributor shall not depart therefrom in any respect, without Signatures' prior written approval.

         9.4 Distributor shall furnish to Signatures,  at cost, a minimum of six
(6) samples of each finished Article from the first production run, together with its packaging and promotional materials. Distributor shall permit Signatures to inspect the production of the Articles on Distributor's premises at all reasonable times, to ensure that the provisions of this Agreement are being fully complied with.

         9.5 Distributor acknowledges that if the Articles were proven to be unsafe or were of inferior quality in design, material or workmanship, the substantial value and goodwill which Licensors and Signatures have built up and now possess in the Proprietary Subject Matter would be impaired. Accordingly, it is an essential condition of this Agreement, and Distributor hereby covenants and agrees: that the Articles shall be safe for use, free of defects in materials and workmanship, fit for their intended purpose, and of such quality, style and appearance as the final approved samples submitted to Signatures; that such Articles will be manufactured, packaged, sold, distributed and advertised in accordance with all applicable (whether national, federal, state, provincial or local) laws; and that the policy of sale, distribution and/or exploitation by Distributor shall be of high standard and to the best advantage of the Proprietary Subject Matter and that the same shall in no manner reflect adversely upon the good name of Signatures, any of the Licensors, or the Proprietary Subject Matter.

      10.  RESERVED RIGHTS.

     10.1 Signatures shall not be prevented from granting third parties the right to use the Proprietary to use the Proprietary Subject Matter in any manner whatsoever, except as otherwise provided herein.

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         10.2     Signatures  reserves  all  rights  not  expressly  granted  to
Distributor hereunder.

         10.3 Notwithstanding anything to the contrary contained in this Agreement, this Agreement is expressly subject and subordinate to any rights each of the respective Licensors retain pursuant to his/her/its License. Nothing in this Agreement is intended to conflict with, affect, or diminish the rights of any Licensor pursuant to his/her/its License. Signatures shall use its reasonable efforts to :inform Distributor of any restrictions in a License which would conflict with or affect the rights granted by Signatures hereunder. In this connection, if Signatures is recluired under its License for a particular Licensor to stop using the Proprietary Subject Matter of such Licensor, Distributor sl-iall immediately stop making Articles embodying such Proprietary Subject Matter and shall immediately, or at the end of any applicable sell-off period specified in such License, stop offering for sale, using or distributing any such Articles.

         10.4 Notwithstanding anything to the contrary contained in this Agreement, this Agreement is expressly subject and subordinate to any joint venture, partnership, or other arrangements Signatures has entered into, or may enter into in the future, in order to obtain the Merchandising Rights of a Licensor or with respect to the artwork for a particular Property. Signatures shall use its reasonable efforts to inform Distributor of any such arrangements to the extent they would conflict with or affect the rights granted by Signatures hereunder.

         10.5 Notwithstanding anything to the contrary contained in this Agreement, Distributot, acknowledges that when Signatures acts as the merchandising licensing agent for a Property, it has a fiduciary duty to the Licensor thereof to fully exploit the merchandising potential of the Property. Such duty may require Signatures to grant alternative or additional competing licenses to other Merchandise manufacturing companies. If Signatures determines that this action is necessary, then the exclusive right granted in Paragraph 2.1 shall, with respect to such Property, become a non-exclusive righter or terminate altogether as specified by Signatures. The Properties subject to this Paragraph as set forth on the date hereof are specified on Exhibit A, attached hereto and incorporated herein by this reference.

11. MANUFACTURE AND DISTRIBUTION

         11.1 The Proprietary Subject Matter may only be used in connection with the manufacture, actual packaging and advertising of the Articles.

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         11.2  For  each  Licensor/  Distributor  shall  commence  distribution,
shipment  and  sale  of  substantial   quantities  of  Articles   embodying  the
Proprietary Subject Matter thereof promptly following Signatures' approval of the final samples of the Prototype and/or Preliminary Artwork therefor, or such later time period as may agreed to by Signatures based on the circumstances of
the  particular   Proprietary   Subject   Matter,   which  agreement  shall  not
unreasonably be withheld. In the event that, for any particular Property's Proprietary Subject matter, substantial quantities of Articles embodying the same have not promptly commenced to be distributed, shipped, and sold, then the exclusive right and license granted to Distributor pursuant to Paragraph 2.1 shall, with respect to such Property, become a nonexclusive right and license.

         11.3 The Proprietary Subject Matter of each Licensor shall not be used in conjunction with any other licensed name, character, symbol, design, likeness or literary or artistic material, except that actual representations of an Article and its packaging may be shown in advertising and catalogs showing other articles sold by Distributor, provided such use is not made in a manner that may be likely to cause doubt or confusion in the mind of the public as to the ownership of the Proprietary Subject Matter, and in no event may the Articles be packaged for sale with other articles.

         11.4 During the Term, Distributor shall (i) continue to diligently and continuously distribute, ship and sell the Articles in the Territory, and (ii) use its reasonable best efforts to make and maintain adequate arrangements for the distribution, shipment and sale necessary to meet the demand for such Articles in the Territory.

12..     REPRESENTATIONS AND WARRANTIES;  NONCOMPETITION.

         12.1 Signatures represents and warrants to Distributor as follows: (a) Signatures owns or controls all rights in and to the Proprietary Subject Matter pursuant to the Licenses; (b) Signatures has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder, subject to any rights of a Licensor in his/her/its Licen,,e.

         12.2 During the Term, Signatures shall use its best reasonable efforts to arrange for the distribution of Articles at or about any of Licensor's live performances and/or pursuant to an insert in Licensor's CD package or tour program, it being acknowledged by Distributor that this Agreement is in no way conditioned on Signatures successfully arranging the same and failure of Signatures to arrange the same shall not be considered a breach of this Agreement by Signatures.

         12.3 Distributor represents and warrants to Signatures as follows: (i) Distributor has full power and authority to enter into this Agreement and perform its obligations herein; and (ii) Distributor's execution, delivery, and performance of this Agreement will not infringe upon the rights of any third party or violate the provisions of any agreement to which Distributor is a party.

         12.4 During the Term, Distributor and Signatures will work together to round out the collection of Articles by securing rights (on terms to be approved by both parties) from various other musical artists themselves, as well as from competitors of Signatures such as GIANT Merchandising, Nice Man Merchandising, Winterland Productions, GEM (Great Entertainment Merchandising), and Brockum. Both Distributor and Signatures agree that any agreements entered into by either Distributor or Signatures with these musical artists or merchandising companies relating to Merchandise will be used only for purposes of expanding the business generated from this Agreement. In addition, all profits made from any such agreements will be considered Net Profits under this Agreement and distributed accordingly.

13.   TERMINATION

         13.1 In addition to any and all other remedies available to it hereunder, Signatures shall have the right to immediately terminate this Agreement upon written notice to Distributor upon the occurrence of any of the following:

         13.1.1 Distributor makes, sells, offers for sale, uses or distributes any Article without having the prior written approval of Signatures as specified in Paragraph 8.4 hereof.

         13.1.2 Distributor becomes subject to any voluntary or involuntary order of any government agency involving the recall of any of the Articles because of safety, health or other hazards or risks to the public.

         13.2 In addition to any and all other remedies available to it hereunder, Signatures may terminate this Agreement upon the occurrence of any of the following circumstances which has not been cured within seven days after written notice thereof from Signatures to Distributor, or if such circumstance cannot be cured within seven days, then for such period as shall be reasonable, provided that Distributor is capable of curing such circumstance and has proceeded diligently to cure spn,,e:

           13.2.1 Distributor fails to immediately discontinue the advertising, distribution or sale of Articles which do not contain the appropriate copyright, trademark, or other similar legal legend.

         13.2.2 Distributor breaches any provision of the provisions of this Agreement relating to the unauthorized assertion of rights in the Proprietary Subject Matter.

         13.2.3 Distributor fails to make timely payment of Royalties, Licensor Royalties, or other applicable payments when due or fails to make timely submission of Royalty Reports when due.

         13.2.4        Distributor breaches any provision of Paragraph 2 hereof.

         13.3 In addition to any and all other remedies available to it hereunder, Signatures may terminate this Agreement upon the occurrence of any of the following circumstances which has not been cured within thirty days after written notice thereof from Signatures to Distributor, or if such circumstance cannot be cured within thirty days, then for such period as shall be reasonable, provided that Distributor is capable of curing such circumstance and has proceeded diligently to cure same:

         13.3.1 Distributor continues to make, sell, offer for sale, use or distribute any Article after receipt of notice from Licensor withdrawing approval of same, pursuant to Paragraph 9.3.

         13.3.2 Distributor fails to obtain or maintain insurance as required under Paragraph 8 hereof.

         13.3.3 A petition in bankruptcy is filed by or against Distributor; Distributor is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; Distributor discontinues its business; or a receiver is appointed for Distributor or Distributor's business and such receiver is not discharged within thirty (30) days.

         13.3.4 Distributor violates any of its other obligations or breaches any of its representations and warranties hereunder.

14.      EFFECT OF TERMINATION

         14.1 On expiration or termination of this Agreement, all Royalties, Licensor Royalties, and other applicable payments shall be immediately due and payable without set-off of any kind. Except as noted in Paragraph 14.2 below, Distributor shall immediately stop the manufacture, sale and distribution of all Articles and shall send Signatures a complete inventory report and accounting with full payment due, within thirty (30) days after sucl-i expiration or termination.

         14.2 On expiration of this Agreement only, Distributor shall have a period of ninety (90) days commencing with the expiration date, in which to sell-off Articles which are on hand or in process as of the expiration date; provided, however, (a) Distributor complies with all the terms and conditions of this Agreement, including, but not limited to, Distributor's obligation to pay Royalties on and to account to Signatures for such sales (such accounting to be provided to Signatures within fifteen (15) days after the expiration of the sell-off period), (b) Distributor has not manufactured Articles solely or principally for sale during the sell-off period, and (ii) Distributor has given Signatures the opportunity to purchase such Articles at Distributor's cost of manufacture thereof, which purchase may be of some or all of such units, in Signatures' discretion. During the sell-off period., Signatures may use or license the use of the Proprietary Subject Matter in any manner, at any time, anywhere in the world.

         14.3 On expiration or termination of this Agreement, except as noted in Paragraph 14.2 above, Distributor shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this Agreement and such rights shall forthwith revert to Signatures. All Artwork and other materials supplied to Distributor by Signatures hereunder, and all Dies, shall be immediately returned to Signatures. All remaining Articles and component parts thereof shall be destroyed and Distributor shall promptly deliver to Signatures a certificate of destruction evidencing same. Distributor agrees that
(i) its failure to cease the manufacture, sale and/or distribution of Articles upon the expiration or termination of this Agreement will result in immediate and irreparable damage to Signatures, (ii) there is no adequate remedy at law for such failure and (iii) in the event of such failure, Signatures shall be entitled to injunctive relief.

15.     DEFINITIONS

         15.1 The following terms are defined in the Agreement in the Paragraphs set forth below:

     TERM                      PARAGRAPH

     Agreement                 Preamble
     Artwork                   9.1

     Audit Deficiency                                                      5.2
     Distributor               Preamble
     Distributor Original and
     Derivative Artwork                                                    9.2
     Materials                 9.3

     Preliminary Artwork                                                   9.3
     Prototype                 9.3
     Royalties                 4.2

     Royalty Reports                                                       5.1
     Signatures                Preamble

     Supplier                  2.3
     Term                      3.1

         15.2 In addition, the following terms shall have the following meanings for purposes of this Agreement:

         "ARTICLES" shall mean Merchandise utilizing, bearing, or otherwise relating to the Proprietary Subject Matter.

         "DIES" shall mean the devices used to shape or stamp an object or material to create the Articles.

         "DOMESTIC TERRITORY" shall mean the United States of America, its territories and possessions, and Canada.

         "INTERNATIONAL TERRITORY" shall mean tl)e world excluding the Domestic Territory.

         "LICENSE" shall mean a merchandising license agreement, effective during the Term, by which a Licensor grants Merchandising Rights to Signatures.

         "LICENSOR" shall mean a musical artist who has granted Merchandising Rights to Signatures pursuant to a License. In addition, on a case-by-case basis, Signatures may designate other entertainment properties which it controls to be included within the definition of Licensor.

         "LICENSOR ROYALTIES" shall mean the royalty rate payable by Signatures to the applicable Licensor pursuant to such Licensor's License.

         "MERCHANDISE" shall mean, with respect to each Licensor, commemorative coins in gold, silver, and non-precious metals, in various sizes and presentation formats as approved by Signatures, at retail pi- ices ranging from $10.00 to $500.00, subject to any restrictions specified in such Licensor's License.

         "MERCHANDISING RIGHTS" shall mean the right to utilize the Proprietary Subject Matter owned by a particular Licensor on or in connection with the manufacture, distribution, sale, advertisement and/or promotion of Articles.

         "NET LOSSES" shall mean the amount by which (b) exceeds (a) in the definition of Net Profit.

         "NET PROFIT" shall mean an amount equal to (a) the total gross revenues received by Distributor (INCLUDING ANY SHIPPING AND HANDLING CHARGES) OR SIGNATURES (IF APPLICABLE), LESS (b) the sum of the following expenses: (i) returns and allowances, (ii) the applicable Licensor Royalties; (iii) actual shipping, packaging, and handling for the Articles themselves, (iv) Product Costs; (v) Tariffs and Taxes; (vi) the actual cost of Dies; (vii) actual out-of-pocket sampling costs incurred pursuant to Paragraph 9.3 and 9.4; and
(viii) fees charged by a venue for the right to sell Articles at a Licensor's live performances, and all vending expenses associated therewith. No expense deductions shall be made from revenues for Distributor's finance costs, warehousing costs, storage costs, distribution costs, corporate overhead including, but not limited to, management and supervisory personnel, or in-house direct selling costs. In situations where Distributor is not selling Articles through its established distribution channels, the parties may mutually agree in writing upon additional deductions from gross revenues, which may include, for example, third party catalog development, fulfillment and customer service support expenses (for example, in the situation of album or program inserts); third party selling expenses (for example, third party participations), and direct marketing expenses (for example, for tradeshows or print advertising).

         "PRODUCT COSTS" shall mean shall mean the direct manufacturing costs of the Articles charged to Distributor, as specified on the Schedule attached hereto, as the same may be amended from time to time. The parties acknowledge and agree that Distributor solely shall bear the Product Costs of Articles manufactured but not sold, but that the cost of any unsold inventory may be deducted for purposes of calculating Net Profit; provided, however, that unsold inventory which is then reused as other products by Distributor shall not be so deducted (for example, if an Article is melted down and reused as another product).

         "PROPERTY" shall mean, for each License, the musical artist or group which is the subject of the License.

         "PROPRIETARY SUBJECT MATTER" shall mean, for each Property, the name, symbols, logos, trademarks, designs, copyrights, likenesses and/or images thereof, subject to the terms and conditions upon which the rights thereto are owned or controlled by Signatures pursuant to the applicable License.

        "TARIFFS AND TAXES" shall mean all sales taxes, tariffs, levies, duties,

assessments, surcharges, ad valorem taxes and other impositions paid or incurred by Distributor that are directly related to Product Costs. Tariffs and Taxes specifically excludes income taxes.

         "TERRITORY" shall mean the Domestic 'Territory and the International Territory.

16. NOTICES. All notices, demands, contracts or waivers hereunder shall be given in writing by mail, messenger, overnight air courier or telecopier addressed as indicated below or as otherwise indicated in writing by a party hereto. The date of messengering or telecopying shall be deemed to be the date of service. Three
(3) business days from the date of mailing shall be deemed to be the date of service for mailed notices. One (1) business day from the date of overnight air courier handling shall be deemed to be the date of service for courier handled notices.

           IF TO SIGNATURES:

           Mail and
           Messenger:      Sony Signatures !nc.
                           Two Bryant Street
                           San Francisco, CA 94105
                           Attention: Senior Vice President, Business
                                      Affairs and General Counsel
                           Telecopier: (415) 247-7407

         IF  TO DISTRIBUTOR:
         Mail and
         Messenger:        Liberty Mint
                           651 Columbia Lane
                           Provo, Utah 84604
                           Attention:  Mr. Larry Ruff, President
                           Telecopier: (801) 377-7832

17. NO MODIFICATION; WAIVER. The terms of this Agreement shall not be modified except by an agreement in writing signed by both parties hereto. No waiver by either party of a breach or default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

18. ENTIRE AGREEMENT. This Agreements all constitute the entire understanding of the parties with respect to the subject matter, superseding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto.

19. RELATIONSHIP OF THE PARTIES. This Agreement does not appoint either party as the agent of the other party, or create a partnership of joint venture between the parties.

20. GOVERNING LAW. This Agreement shall be construed and interpreted pursuant to the laws of the State of California, and the parties hereto submit and consent to the jurisdiction of the courts of the State of California, including Federal Courts located therein, should Federal jurisdiction requirements exist, in any action brought to enforce (or otherwise relating to) this Agreement. Notwithstanding the preceding sentence, nothing contained in this Agreement shall preclude Signatures from bringing an action in any appropriate forum to enforce the terms and provisions of this Agreement. Distributor also consents to service of process in any manner permitted by the laws of the State of California.

21. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such decision shall not affect the validity or enforceability of any of the remaining provisions, which remaining provisions shall continue to have full force and effect.

22. CONFIDENTIALITY. The parties hereto shall keep the terms of this Agreement confidential and shall not deliberately disclose information regarding but not limited to Royalties, Advances, and gross sales of Articles, other than to agents, employees and representatives as necessary for the performance of their respective obligations herein.

23. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together . shall be deemed to be one and the same Agreement.

24. FURTHER ASSURANCES.. The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this Agreement and consummate the transactions herein provided.

25. HEADINGS. The headings contained in this Agreement are for convenience and reference purposes only. They do not form a part hereof and sl-iall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the pirties hereto have executed this Agreement or caused it to be executed on their behalf as of the day first above written.

                                      SONY SIGNATURES INC.

                                      BY:       /S/ CARL E. WALTER
                                         --------------------------------
                                      TYPE OR PRINT NAME:  CARL E. WALTER
                                      TITLE:      SR. VP

                                      LIBERTY MINT

                                      BY:       /S/ LARRY RUFF
                                         --------------------------------
                                      TYPE OR PRINT NAME:  LARRY RUFF
                                      TITLE:    PRESIDENT

FROM  Liberty Mint       PHONE N0. : 801 377 7832        Oct. 31 1996 05:09PM P2






                                    EXHIBIT A

                            PARAGRAPH 10.5 PROPERTIES


The Beatles
The Blues Brothers (House of Blues)
John Lennon
Grateful Dead utilizing Rick Griffin artwork
Janis Joplin






Sony Signatures by

/s/ Carl E. Walter
-------------------

Liberty Mint by

/s/ Larry Ruff - President
---------------------



OCT 31 '96 16:09                                           801 377 7832 PAGE.002

FROM : Liberty Mint        PHONE NO. : 801 377 7832      Oct. 31 1996 05:10PM P3


                                    EXHIBIT B

                            Schedule of Product Costs

      Minting fees calculated at 3/4 of minimum price schedule

      Dies, Metal, packaging, and other product materials will be charged at actual cost. Sample minting costs based on various quantity runs for silver one ounce size  MINIMUM  MINTING FEE  PRICING - EFFECTIVE  MARCH 1,
      1995

                    Qty. Run        100      500     1,000     2,000      5,000

                    QUALITY

       Minimum      Proof          5.96     5.03      4.48      4.36       4.27
       Pricing      Proof-Like     2.98     2.74      2.43      2.37       2.31


      SONY MINTING FEE PRICING (BASED ON 3/4 OF MINIMUM  PRICING)

                    Qty. Run        100      500     1,000     2,000      5,000

                    QUALITY

       Minimum      Proof          4.47     3.77      3.36      3.27       3.20
       Pricing      Proof-Like     2-24     2.06      1.82      1.78       1.73


      SELECTED PACKAGING COSTS (BASED ON Current Costs):

           One ounce size acrylic airtight capsule                         0.19
           One coin velvet gift box (standard black)                       0.90
           One coin velvet gift box (custom color)                         0.97
           Custom puff silk screening                                      0.50
           Gold Select Plating (per side)                                  7.50
           Four Coin Box                                                   1.75
           Cardboard Sleeve for Four Coin Box                              0.09

Sony Signatures by

/s/ Carl E. Walter

Liberty Mint by

/s/ Larry Ruff - President

OCT 31 '96 16:09       10/31196 04:05 PM  PRODCOST.WK4    801 377 7832 PAGE.003